EXHIBIT 10.4

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is entered into as of August 31, 2009, by and between SUNPOWER CORPORATION, a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of March 20, 2009, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.           The following defined term is hereby deleted in its entirety, and the following substituted therefor:

“L/C Line Commitment Amount” means the Dollar Equivalent Amount of $200,000,000.00.”

2.           The third paragraph of Section 1.5 is hereby deleted in its entirety, without substitution:

3.           The first sentence of Section 4.9.(a) is hereby deleted in its entirety, and the following substituted therefor:

"Minimum Liquidity (defined as unencumbered and unrestricted cash, cash equivalents, and marketable securities acceptable to Bank, which, if cash, is U.S. Dollar denominated, or if held in an account not maintained in the United States, is denominated in any currency for which a U.S. Dollar equivalent is routinely calculated by Bank, and, if other than cash, consist of financial instruments or securities, acceptable to Bank (collectively, “Eligible Assets”) equal to or greater than (i) two (2.00) times the Exposure (defined below) under the Line of Credit, with a minimum amount of such liquidity equal to 150% of the Exposure to be held in accounts maintained in the United States, in all instances determined as of the end of each of Borrower’s fiscal months."

4.           Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

5.           Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

SUNPOWER CORPORATION	WELLS FARGO BANK, NATIONAL ASSOCIATION
By: /s/Dennis Arriola	By: /s/ Matthew A. Servatius
Dennis Arriola	Matthew A. Servatius
Chief Financial Officer	Vice President